  T.O Entertainment, Inc.

          90 Madison Street, Suite 701

Denver, Colorado 80206

April 10, 2012

Susan Block

Attorney-Advisor

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E., Stop 7010

Washington, D.C. 20549

Re:

T.O Entertainment, Inc.

(formerly known as IBI Acquisitions, Inc.)

Current Report on Form 8-K

Filed January 3, 2012

File No. 000-53340

Dear Ms. Block:

In connection with responding to your comment letter dated January 30, 2012, T.O Entertainment, Inc., a Colorado corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

T.O Entertainment, Inc.

/s/ Arnold Tinter, Chief Financial Officer